EXHIBIT 99.1

Joel P. Moskowitz	Dan Matsui/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. RECEIVES $13.3 MILLION CERAMIC BODY ARMOR ORDERS

FOR U.S. ARMY

Costa Mesa, Calif.—September 11, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) received two ceramic body armor delivery orders totaling $13.3 million from the U.S. Army, Aberdeen Proving Ground, Maryland. The orders are for $9.9 million of ESAPI and $3.4 million of ESBI (side plates) to be shipped in fourth-quarter 2006. These new delivery orders will be shipped against larger indefinite delivery/indefinite quantity (ID/IQ) contracts announced earlier.

Dave Reed, Ceradyne president of North American operations, commented: “We are pleased that the Army continues to issue ESAPI and ESBI orders to our Company. Our expanded capacity in Costa Mesa, California, and Lexington, Kentucky, will allow us to meet the Army’s quality and delivery requirements. We continue to expect additional orders, including an order later this year for delivery during the balance of 2006 and early 2007.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

This press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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